Exhibit 10.9

September 30, 2009

Mr. William J. Perry

[Home Address]

Re: Compensation Notice

Dear Bill,

This letter is made to confirm your total compensation, as paid by Fabrinet, in the previous twelve-month period and to provide you with notice of your anticipated compensation for the following twelve months, to be paid by Fabrinet.

For the period beginning October 1, 2008 through September 30, 2009, you were paid total compensation of $150,000. Your compensation was comprised of $15,000 of board meeting fees, $92,617.36 of consulting fees and $42,382.64 of share based compensation.

At this time, I am pleased to notify you that your future compensation, based on a combination of (1) fees resulting from your participation in the number of regular Fabrinet board meetings expected to be held; (2) the present value of share option grants; and (3) consulting fees, for the twelve-month period beginning October 1, 2009 is anticipated to be as follows:

		Board Meeting Fee	Share Based Compensation Expense	Consulting Fee	Total Quarterly Compensation
01-Oct-09	31-Dec-09	3,000.00	10,595.66	23,904.34	37,500.00

01-Jan-10	31-Mar-10	3,000.00	10,595.66	23,904.34	37,500.00

01-Apr-10	30-Jun-10	3,000.00	10,595.66	23,904.34	37,500.00

01-Jul-10	30-Sep-10	3,000.00	10,595.66	23,904.34	37,500.00

		12,000.00	42,382.64	95,617.36	150,000.00

I trust this is consistent with your records and expectations. If you have any questions or require additional information please contact Tom, Mark or me at your convenience.

Yours Sincerely,

/s/ Pornchai Wessatada
Pornchai Wessatada Fabrinet

Fabrinet, C/O Fabrinet Pte. Ltd. 7 Temasek Boulevard #20-03 Suntec City Tower One Singapore 038987 ph: 65-6238-1916 fax: 65-6238-8793	Fabrinet Co., Ltd. 5/6 Moo 6, Soi Khunpra, Phaholyothin Road Klongnueng, Klongluang Patumthanee 12120 Thailand ph: 662 524-9660 fax: 662 524-9661